Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contact:
Monique N. Dolecki, Investor Relations - 201-847-5378
Kristen Cardillo, Corporate Communications - 201-847-5657

BD ANNOUNCES RESULTS FOR 2018 FIRST FISCAL QUARTER;
PROVIDES FISCAL 2018 GUIDANCE UPDATED FOR INCLUSION OF BARD

•
As reported, revenues of $3.080 billion increased 5.4 percent, or 3.7 percent on a currency-neutral basis, which includes an estimated 110 basis point adverse impact from the previously disclosed change in the U.S. dispensing business model.

•	As reported, diluted earnings per share of $(0.76) decreased 129.5 percent.

•	As adjusted, diluted earnings per share of $2.48 increased 6.4 percent, or 3.9 percent on a currency-neutral basis.

•
The Company expects full fiscal year 2018 adjusted diluted earnings per share, including the accretion from the C.R. Bard acquisition, to be between $10.85 and $11.00, which represents growth of approximately 15.0 to 16.0 percent, or approximately 12.0 percent on a currency-neutral basis.

•	The Company reaffirms that the acquisition of C.R. Bard is expected to be accretive to adjusted dilutive earnings per share on a high-single digit basis in fiscal year 2019.

Franklin Lakes, NJ (February 6, 2018) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $3.080 billion for the first fiscal quarter ended December 31, 2017. This represents an increase of 5.4 percent from the prior-year period, or 3.7 percent on a currency-neutral basis, and includes an estimated 110 basis point adverse impact from the previously disclosed change in the U.S. dispensing business model.

“We are proud of our performance in our final stand-alone quarter, as we continued to deliver solid, consistent results,” said Vincent A. Forlenza, Chairman and CEO. “We look forward to the future with confidence as we welcome C.R. Bard to BD. Together, through our combined capabilities and the impact we can have on our customers and their patients, we have a tremendous opportunity to advance the world of health.”

First Quarter Fiscal 2018 Operating Results
As reported, diluted earnings per share for the first quarter were $(0.76), compared with $2.58 in the prior-year period. This represents a decrease of 129.5 percent and is primarily due to restructuring, transaction and financing costs associated with acquisitions and additional tax expense relating to new U.S. tax legislation, as well as a litigation reserve reversal in the prior-year period following a favorable appellate antitrust ruling. Adjusted diluted earnings per share were $2.48, compared with $2.33 in the prior-year period. This represents an increase in adjusted diluted earnings per share of 6.4 percent, or 3.9 percent on a currency-neutral basis.

Segment Results
In the BD Medical segment, as reported, worldwide revenues for the quarter of $2.035 billion increased 3.6 percent from the prior-year period, or 1.9 percent on a currency-neutral basis, which includes an estimated 170 basis point impact from the change in the U.S. dispensing business model. The segment’s results reflect strong performance in the Medication and Procedural Solutions unit and solid results in the Diabetes Care and Pharmaceutical Systems units. Performance in the Medication Management Solutions unit reflects the adverse impact of the change in the U.S. dispensing business model as well as a tough comparison due to the timing of capital placements in the prior-year period.

In the BD Life Sciences segment, as reported, worldwide revenues for the quarter were $1.045 billion, an increase of 9.1 percent over the prior-year period, or 7.3 percent on a currency-neutral basis. Revenue growth reflects strong performance across the segment. BD Life Sciences' growth was aided by flu-related revenues in the Diagnostic Systems unit as a result of an earlier start to the flu season in comparison to the prior year.

Geographic Results
As reported, first quarter revenues in the U.S. of $1.657 billion increased 1.6 percent from the prior-year period, which includes an estimated 200 basis point adverse impact from the change in the U.S. dispensing business model. Within the BD Medical segment in the U.S., growth in the Medication and Procedural Solutions and Diabetes Care units was offset by declines in the Medication Management Solutions and Pharmaceutical Systems units. Performance in the Medication Management Solutions unit reflects the adverse impact of the change in the U.S. dispensing business model as well as the aforementioned tough comparison to the prior-year period. U.S. revenues in the Pharmaceutical Systems unit declined due to the geography of customer ordering patterns. BD Life Sciences segment results in the U.S. reflect strength in the Diagnostic Systems and Preanalytical Systems units. BD Life Sciences' growth in the U.S. was aided by the aforementioned flu-related revenues in the Diagnostic Systems unit as a result of an earlier start to the flu season in comparison to the prior year.

As reported, revenues outside of the U.S. of $1.423 billion increased 10.1 percent from the prior-year period, or 6.3 percent on a currency-neutral basis. International revenue growth reflects solid growth in the BD Medical segment and strong performance in the BD Life Sciences segment. Within the BD Medical segment, growth was driven by strength in the Pharmaceutical Systems unit, which was aided by the geography of customer ordering patterns, and solid results in the Medication and Procedural Solutions and Diabetes Care units. Growth in the BD Life Sciences segment reflects strength in the Diagnostic Systems and Biosciences units.

Fiscal 2018 Outlook for Full Year
Revenues for the full fiscal year 2018, including the accretion from the acquisition of C.R. Bard, are expected to increase approximately 30.0 to 31.0 percent on a reported basis. On a comparable, currency-neutral basis that includes the revenues of C.R. Bard in the current and prior year, revenues are expected to grow 4.5 to 5.5 percent. This includes an estimated 50 basis point adverse impact from the change in the U.S. dispensing business model and the estimated sales impact from Hurricane Maria in Puerto Rico on Bard's business during BD's first fiscal quarter.

The Company expects full fiscal year 2018 adjusted diluted earnings per share, including the accretion from the C.R. Bard acquisition, to be between $10.85 and $11.00, which represents growth of approximately 15.0 to 16.0 percent, or approximately 12.0 percent on a currency-neutral basis.

Conference Call Information
A conference call regarding BD’s first quarter results will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Tuesday, February 6, 2018. The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-800-585-8367 (domestic) and 1-404-537-3406 (international) through the close of business on Tuesday, February 13, 2018, confirmation number 4282726.

Non-GAAP Financial Measures/Financial Tables
This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Estimated adjusted diluted earnings per share for fiscal 2018 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, and certain tax and litigation matters. BD does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of BD's financial performance. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

All “comparable” basis revenue growth rates relating to fiscal year 2018 presented in this release are adjusted for certain items as detailed in the attached tables. Current and prior-year adjusted diluted earnings per share results exclude, among other things, the impact of purchase accounting adjustments (including the non-cash amortization of acquisition-related intangible assets); integration, restructuring and transaction costs; the reversal of a litigation reserve; and the loss on debt extinguishment. We also provide these measures on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. Reconciliations of these amounts to the most directly comparable GAAP measures are included in the tables at the end of this release. As previously announced, comparable historical revenue schedules inclusive of C. R. Bard are available on the Investor page of BD's website, www.bd.com/investors, for BD's 2016 and 2017 fiscal years. These schedules have been updated to include the first quarter of BD's fiscal year 2018.

About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 65,000 employees have a passion and commitment to help improve patient outcomes, improve the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to better diagnose disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. In 2017, BD welcomed C. R. Bard and its products into the BD family. For more information on BD, please visit bd.com.

***
This press release, including the section entitled “Fiscal 2018 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share.  All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties.  Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement.  With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially.  These factors include, but are not limited to: risks relating to the integration of the C.R. Bard operations, products and employees into BD and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; the impact of the recent U.S. tax reform; legislative or regulatory changes to the U.S. healthcare system, potential cuts in governmental healthcare spending or measures to contain healthcare costs, each of which could result in reduced demand for our products or downward pricing pressure; adverse changes in regional, national or foreign economic conditions, particularly in emerging markets, including any impact on our ability to access credit markets and finance our operations, the demand for our products and services, utilization rates or otherwise, or our suppliers’ ability to provide products needed for our operations; changes in interest or foreign currency exchange rates; new or changing laws and regulations impacting our business (including changes in laws impacting international trade) or changes in enforcement practices with respect to such laws; the relative strength or weakness of the flu season, our ability to successfully integrate any businesses we acquire; the adverse impact of cyber-attacks on our information systems or products; competitive factors including technological advances and new products introduced by competitors; interruptions in our supply chain or manufacturing processes; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; adverse changes in geopolitical conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; product efficacy or safety concerns resulting in product recalls or actions being taken by the FDA or other regulators; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; risks relating to our ability to continue to successfully integrate CareFusion's operations in order to fully obtain the benefits of the transaction; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); future healthcare reform outside the U.S., including changes in government pricing and reimbursement policies or other cost containment reforms; and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission.  We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended December 31,
	2017	2016	% Change
REVENUES	$3,080	$2,922	5.4

Cost of products sold	1,530	1,470	4.0
Selling and administrative expense	774	709	9.2
Research and development expense	192	182	5.7
Acquisitions and other restructurings	354	87	308.6
Other operating income	—	(336)	(100.0)
TOTAL OPERATING COSTS AND EXPENSES	2,850	2,111	35.0
OPERATING INCOME	230	811	(71.6)

Interest expense	(158)	(95)	67.7
Interest income	44	5	756.8
Other expense, net	(11)	(29)	(62.9)
INCOME BEFORE INCOME TAXES	105	692	(84.8)
Income tax provision	241	131	84.6
NET (LOSS) INCOME	(136)	562	(124.3)
Preferred stock dividends	(38)	—	100.0
NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(174)	$562	(131.0)

EARNINGS PER SHARE
Basic (Loss) Earnings per Share	$(0.76)	$2.64	(128.8)
Diluted (Loss) Earnings per Share	$(0.76)	$2.58	(129.5)

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	230,038	213,064
Diluted	230,038	217,739

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - UNITED STATES
Three Months Ended December 31,
(Unaudited; Amounts in millions)

	A	B	C=(A-B)/B
	2017	2016	% Change
BD MEDICAL
Medication and Procedural Solutions	$527	$495	6.5
Medication Management Solutions	471	492	(4.3)
Diabetes Care	146	144	1.3
Pharmaceutical Systems	54	62	(14.0)
TOTAL	$1,197	$1,193	0.4

BD LIFE SCIENCES
Preanalytical Systems	$184	$176	4.6
Diagnostic Systems	167	154	8.0
Biosciences	108	107	1.7
TOTAL	$459	$437	5.1

TOTAL UNITED STATES	$1,657	$1,630	1.6

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - INTERNATIONAL
Three Months Ended December 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2017	2016	FX Impact	Reported	FXN
BD MEDICAL
Medication and Procedural Solutions	$398	$374	$13	6.5	3.1
Medication Management Solutions	116	109	6	6.5	0.6
Diabetes Care	132	124	4	6.4	3.2
Pharmaceutical Systems	192	165	10	16.4	10.4
TOTAL	$837	$771	$33	8.6	4.3

BD LIFE SCIENCES
Preanalytical Systems	$191	$179	$6	6.6	3.4
Diagnostic Systems	214	179	6	19.4	16.2
Biosciences	181	163	5	11.0	7.8
TOTAL	$586	$521	$17	12.4	9.2

TOTAL INTERNATIONAL	$1,423	$1,292	$50	10.1	6.3

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - TOTAL
Three Months Ended December 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2017	2016	FX Impact	Reported	FXN
BD MEDICAL
Medication and Procedural Solutions	$925	$869	$13	6.5	5.0
Medication Management Solutions	587	601	6	(2.3)	(3.4)
Diabetes Care	277	267	4	3.7	2.2
Pharmaceutical Systems	245	227	10	8.0	3.7
TOTAL	$2,035	$1,964	$33	3.6	1.9

BD LIFE SCIENCES
Preanalytical Systems	$375	$355	$6	5.6	4.0
Diagnostic Systems	381	334	6	14.1	12.5
Biosciences	289	270	5	7.3	5.3
TOTAL	$1,045	$958	$17	9.1	7.3

TOTAL REVENUES	$3,080	$2,922	$50	5.4	3.7

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended December 31,
	2017	2016	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted (Loss) Earnings per Share	$(0.76)	$2.58	$(3.34)	$0.05	$(3.39)	(129.5)%	(131.4)%

Purchase accounting adjustments ($135 million and $126 million pre-tax, respectively) (1)	0.59	0.58
Restructuring costs ($236 million and $35 million pre-tax, respectively) (2)	1.03	0.16
Integration costs ($74 million and $46 million pre-tax, respectively) (2)	0.32	0.21
Transaction costs ($44 million and $6 million pre-tax, respectively) (2)	0.19	0.03
Financing costs ($50 million pre-tax) (3)	0.22	—
Hurricane recovery costs ($7 million) (4)	0.03	—
Losses on debt extinguishment ($42 million pre-tax) (5)	—	0.19
Litigation-related item ($(336) million pre-tax) (6)	—	(1.54)
Dilutive impact (7)	0.28	—
Income tax provision of special items and impact of tax reform ($135 million and $27 million, respectively) (8)	0.59	0.12

Adjusted Diluted Earnings per Share	$2.48	$2.33	$0.15	$0.06	$0.09	6.4%	3.9%

(1)	Includes adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.

(2)
Represents integration, restructuring and transaction costs which are associated with the Bard and CareFusion acquisitions, as well as restructuring and transaction costs associated with other portfolio rationalization initiatives.

(3)	Represents financing impacts associated with the Bard acquisition.

(4)	Represents costs incurred as a result of hurricane-related damage to production facilities in Puerto Rico.

(5)	Represents losses recognized upon the extinguishment of certain long-term senior notes.

(6)	Represents the reversal of certain reserves related to an appellate court decision which, among other things, reversed an unfavorable antitrust judgment in the RTI case.

(7)
Represents the dilutive impact of the following: BD shares issued in May 2017, in anticipation of the Bard acquisition; preferred share dividends payable on mandatory convertible preferred stock outstanding; and BD shares issued as consideration transferred to acquire Bard. The adjusted diluted average shares outstanding (in thousands) was 218,997.

(8)
Includes additional tax expense, net, of $270 million relating to new U.S. tax legislation. An estimated one-time transition tax payable of $561 million, payable over an eight year period with 8% due in each of the first five years, was offset by a tax benefit of $290 million related to the remeasurement of deferred tax balances due to the lower corporate tax rate at which they are expected to reverse in the future.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY2018 OUTLOOK RECONCILIATION

		BD Including Bard

	FY2017	FY2018 Outlook
	Revenues	% Change	FX Impact	% Change FXN

BDX Revenue	$12,093	30.0% - 31.0%	~2.0%	28.0% - 29.0%

Comparable Revenue Growth
	FY2017	FY2018 Outlook
	Revenues	% Change FXN Comparable

BDX As Reported Revenue	$12,093
Divestitures Revenue (1)	(48)
Bard As Reported	3,875
Gore Royalty Classification	(173)
Intercompany Adjustment	(14)
BDX NewCo Comparable Revenue	$15,732	4.5% - 5.5%
U.S. Dispensing Change & Bard Hurricane Impact		~0.5%
NewCo Revenue Underlying		5.0% - 6.0%

BD Medical As Reported Revenue	$8,105
BD BU Re-alignment	(685)
Bard BU Re-alignment	800
Intercompany Adjustment	(14)
BD Medical Comparable Revenue	$8,205	4.0% - 5.0%

BD Life Sciences As Reported Revenue	$3,988	4.5% - 5.5%

Bard Interventional as Reported	$—
BD BU Re-alignment	685
Bard As Reported	3,875
Bard BU Re-alignment	(800)
Divestitures Revenue (1)	(48)
Gore Royalty Classification	(173)
Bard Interventional Comparable Revenue	$3,539	4.5% - 5.5%
Hurricane Impact		~1%
NewCo Interventional Revenue Underlying		5.5% - 6.5%

BD Including Bard
FY2018 Outlook
	Full Year FY2018 Outlook	% Increase

Adjusted Fully Diluted Earnings per Share	$10.85 - 11.00	15% - 16%

Estimated FX Impact		~3.5%

Adjusted FXN Growth		~12.0%

FXN - Foreign Currency Neutral

(1)  Excludes the impact from the pending divestitures of BD's soft tissue core needle biopsy product line and Bard's Aspira product line of tunneled home drainage catheters and accessories.